7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER
AND FULL YEAR 2010 RESULTS

Highest Annual Comparable Store Sales Increase in the
Company’s History of 8.2%

Highest Annual Earnings Per Diluted Share in the Company's History of $2.05

     Evansville, Indiana, March 17, 2011 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today reported sales and earnings for the 13-week fourth quarter and 52-week fiscal year ended January 29, 2011.

Fourth Quarter Results

     Net sales for the fourth quarter of fiscal 2010 increased 5.3 percent to $179.9 million from $170.8 million in the fourth quarter of 2009. Comparable store sales increased 4.6 percent.

     Net earnings for the fourth quarter increased 70 percent to $4.4 million, or $0.33 per diluted share, from net earnings of $2.6 million, or $0.20 per diluted share in the fourth quarter of last year.

     The gross profit margin for the fourth quarter of fiscal 2010 increased to 30.0 percent compared to 28.7 percent for the fourth quarter of 2009. The merchandise margin increased 1.3 percent, while buying, distribution and occupancy costs remained unchanged as a percentage of sales.

     Selling, general and administrative expenses for the fourth quarter increased $2.5 million to $47.0 million. As a percentage of sales, these expenses were unchanged from the fourth quarter of fiscal 2009.

Fiscal 2010 Results

     Net sales increased 8.3 percent to $739.2 million for fiscal 2010 from $682.4 million in fiscal 2009. Comparable store sales increased 8.2 percent for the 52-week period.

     Net earnings for fiscal 2010 increased 77 percent to $26.8 million, or $2.05 per diluted share, from net earnings of $15.2 million, or $1.20 per diluted share, for fiscal 2009.

     Speaking on the results, Mark Lemond, chief executive officer and president said, "We are extremely pleased to report that our 4.6 percent increase in comparable store sales for the quarter, combined with higher gross profit margins and controlled expenses, produced the second highest fourth quarter earnings in the Company’s history. Following record results in the first three quarters, our fourth quarter performance enabled us to generate record comparable store sales and earnings for the full fiscal year.”

     Mr. Lemond continued, "In fiscal 2010, we were able to take advantage of increased consumer demand for footwear, particularly in sandals, boots and toning footwear. Our consistent financial performance gives us the confidence to remain optimistic about our fiscal 2011 outlook, despite the fact that we are up against difficult comparisons. We believe our business model of providing the right product assortment for the entire family, at a compelling value, is especially effective in this current economic environment. Combined with increased store growth and our management team’s consistent focus on managing the controllable aspects of our business, we are confident that this business model will continue to generate long-term profitable growth and free cash flow."

First Quarter Fiscal 2011 EPS Outlook

     Earnings per diluted share in the first quarter of fiscal 2011 are expected to be in the range of $0.72 to $0.75. This increase assumes net sales in the range of $198 to $201 million and a comparable store sales increase of 3 to 5 percent.

Store Growth

     During fiscal 2010, the Company opened ten new stores and closed seven stores to end the year at 314 stores. No stores were opened in the fourth quarter and two were closed. Total retail selling space remains at 3.4 million square feet.

     Store openings and closings by quarter and for the fiscal year are as follows:

	New Stores	Stores Closed
1st Quarter 2010	3	3
2nd Quarter 2010	3	1
3rd Quarter 2010	4	1
4th Quarter 2010	0	2
Fiscal 2010	10	7

     In fiscal 2011, the Company expects to open approximately 20 new stores, four of which are expected to open in the first quarter. We currently plan to close five stores during the fiscal year.

Conference Call

     Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

     Shoe Carnival is a chain of 316 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Record Date and Date of Annual Shareholder Meeting

     The Company also announced that April 15, 2011 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 16, 2011.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	$179,895	$170,790	$739,189	$682,422
Cost of sales (including buying,
distribution and occupancy costs)	125,885	121,847	517,650	488,816

Gross profit	54,010	48,943	221,539	193,606

Selling, general and administrative
expenses	47,019	44,520	179,154	168,476

Operating income	6,991	4,423	42,385	25,130
Interest income	(86)	(22)	(165)	(39)
Interest expense	62	48	258	174

Income before income taxes	7,015	4,397	42,292	24,995
Income tax expense	2,655	1,843	15,471	9,829

Net income	$4,360	$2,554	$26,821	$15,166

Net income per share:
Basic	$0.34	$0.20	$2.11	$1.21
Diluted	$0.33	$0.20	$2.05	$1.20

Average shares outstanding:
Basic	12,761	12,584	12,724	12,513
Diluted	13,169	12,789	13,060	12,660

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 29,	January 30,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$60,193	$44,168
Accounts receivable	1,550	746
Merchandise inventories	212,929	197,452
Deferred income tax benefit	4,275	3,255
Other	2,407	2,480
Total Current Assets	281,354	248,101
Property and equipment-net	62,391	62,162
Other	1,400	1,378
Total Assets	$345,145	$311,641

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$55,219	$57,235
Accrued and other liabilities	15,457	14,353
Total Current Liabilities	70,676	71,588
Deferred lease incentives	8,211	6,501
Accrued rent	5,082	5,115
Deferred income taxes	669	1,052
Deferred compensation	4,907	3,548
Other	1,257	2,008
Total Liabilities	90,802	89,812
Total Shareholders' Equity	254,343	221,829
Total Liabilities and Shareholders' Equity	$345,145	$311,641

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended
	January 29, 2011	January 30, 2010
Cash flows from operating activities:
Net income	$26,821	$15,166
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	13,735	14,982
Stock-based compensation	5,468	1,648
Loss on retirement and impairment of assets	1,995	228
Deferred income taxes	(1,403)	(1,042)
Lease incentives	2,974	2,211
Other	(827)	(661)
Changes in operating assets and liabilities:
Accounts receivable	(804)	961
Merchandise inventories	(15,477)	(7,958)
Accounts payable and accrued liabilities	(2,669)	40
Other	(390)	2,322

Net cash provided by operating activities	29,423	27,897

Cash flows from investing activities:
Purchases of property and equipment	(14,412)	(9,794)
Proceeds from sale of property and equipment	312	9
Proceeds from note receivable	100	100

Net cash used in investing activities	(14,000)	(9,685)

Cash flows from financing activities:
Borrowings under line of credit	0	0
Payments on line of credit	0	0
Proceeds from issuance of stock	738	1,148
Excess tax benefits from stock-based compensation	520	385
Common stock repurchased	(656)	(394)

Net cash provided by financing activities	602	1,139

Net increase in cash and cash equivalents	16,025	19,351
Cash and cash equivalents at beginning of year	44,168	24,817

Cash and Cash Equivalents at End of Year	$60,193	$44,168